UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Armada Acquisition Corp. I
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

04208V103
(CUSIP Number)

December 31, 2023
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 04208V103
13G


1
NAMES OF REPORTING PERSONS

 Atalaya Special Purpose Investment Fund II LP


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) []
(b) []


3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

 Delaware

Number of Shares Beneficially Owned by Each
Reporting Person With:

5
SOLE VOTING POWER

 0


6
SHARED VOTING POWER


 0


7
SOLE DISPOSITIVE POWER


 0


8
SHARED DISPOSITIVE POWER


 0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


 0


10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


 0%


12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

 PN



CUSIP No. 04208V103
13G


1
NAMES OF REPORTING PERSONS


 ACM ASOF VII (Cayman) Holdco LP



2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) []
(b) []


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

 Cayman Islands



Number of Shares Beneficially Owned by Each
Reporting Person With:

5
SOLE VOTING POWER

 0


6
SHARED VOTING POWER

 0


7
SOLE DISPOSITIVE POWER


 0


8
SHARED DISPOSITIVE POWER


 0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 0

10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 0%


12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


 PN







CUSIP No. 04208V103
13G


1
NAMES OF REPORTING PERSONS



 ACM Alameda Special Purpose Investment Fund II LP


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) []
(b) []


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

 Cayman Islands

Number of Shares Beneficially Owned by Each
Reporting Person With:


5
SOLE VOTING POWER



 0


6
SHARED VOTING POWER


 0


7
SOLE DISPOSITIVE POWER


 0


8
SHARED DISPOSITIVE POWER

 0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


 0


10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


 0%


12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


 PN



CUSIP No. 04208V103
13G


1
NAMES OF REPORTING PERSONS

 ACM Alamosa (Cayman) Holdco LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


(a) []
(b) []


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

 Cayman Islands



Number of Shares Beneficially Owned by Each
Reporting Person With:


5
SOLE VOTING POWER


 0

6
SHARED VOTING POWER


 0


7
SOLE DISPOSITIVE POWER


 0


8
SHARED DISPOSITIVE POWER

 0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 0

10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 0%


12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)



 PN



CUSIP No. 04208V103
13G


1
NAMES OF REPORTING PERSONS


 Atalaya Capital Management LP


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) []
(b) []


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION


 Delaware


Number of Shares Beneficially Owned by Each
Reporting Person With:


5
SOLE VOTING POWER


 0


6
SHARED VOTING POWER

 0


7
SOLE DISPOSITIVE POWER


 0


8
SHARED DISPOSITIVE POWER

 0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 0


10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[]


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 0%


12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

 IA, PN



CUSIP No. 04208V103
13G


1
NAMES OF REPORTING PERSONS

 Corbin ERISA Opportunity Fund, Ltd.



2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) []
(b) []


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION


 Cayman Islands



Number of Shares Beneficially Owned by Each
Reporting Person With:


5
SOLE VOTING POWER


 0


6
SHARED VOTING POWER

 0



7
SOLE DISPOSITIVE POWER


 0



8
SHARED DISPOSITIVE POWER


 0



9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 0


10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)


[]



11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


 0%


12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


 OO



CUSIP No. 04208V103
13G


1
NAMES OF REPORTING PERSONS



 Corbin Capital Partners GP, LLC


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) []
(b) []


3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION



 Delaware



Number of Shares Beneficially Owned by Each
Reporting Person With:

5
SOLE VOTING POWER


 0


6
SHARED VOTING POWER


 0


7
SOLE DISPOSITIVE POWER

 0


8
SHARED DISPOSITIVE POWER


 0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 0



10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)


[]



11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


 0%


12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


 OO



CUSIP No. 04208V103
13G


1
NAMES OF REPORTING PERSONS


 Corbin Capital Partners, L.P.


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) []
(b) []


3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

 Delaware


Number of Shares Beneficially Owned by Each
Reporting Person With:


5
SOLE VOTING POWER



 0


6
SHARED VOTING POWER


 0



7
SOLE DISPOSITIVE POWER


 0


8
SHARED DISPOSITIVE POWER


 0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


 0



10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[]



11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 0%


12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)



 IA, PN










Item 1.(a) Name of Issuer
Armada Acquisition Corp. I

Item 1.(b) Address of Issuer's Principal Executive Offices
2005 Market Street, Suite 3120, Philadelphia, PA 19103

Item 2.(a) Name of Person Filing
This Statement is filed on behalf of the following persons
(collectively, the "Reporting Persons"):

(i)
Atalaya Special Purpose Investment Fund II LP ("ASPIF II");

(ii)
ACM ASOF VII (Cayman) Holdco LP ("ASOF")

(iii)
ACM Alameda Special Purpose Investment Fund II LP ("Alameda");

(iv)
ACM Alamosa (Cayman) Holdco LP ("Alamosa");

(v)
Atalaya Capital Management LP ("ACM");

(vi)
Corbin ERISA Opportunity Fund, Ltd. ("CEOF");

(vii)
Corbin Capital Partners GP, LLC ("Corbin GP"); and

(viii)
Corbin Capital Partners, L.P. ("CCP").
Item 2.(b)     Address of Principal Business Office or, if None,
	       Residence

The address of the principal business office of each of ASPIF II, ASOF, Alameda, Alamosa and ACM is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. The address of the principal business office of each of CEOF, Corbin GP and CCP is 590 Madison Avenue, 31st Floor, New York, NY 10022.

 Item 2.(c)	Citizenship
Each of ASPIF II, ACM and CCP is a Delaware limited partnership.
Each of ASOF, Alameda and Alamosa is a Cayman Islands exempted limited partnership. CEOF is a Cayman Islands exempted company.
Corbin GP is a Delaware limited liability company.

Item 2.(d)	Title of Class of Securities
Common Stock, par value $0.0001 per share (the "Shares").

Item 2.(e)	CUSIP Number
04208V103

Item 3.    	If This Statement is Filed Pursuant to Rule 13d-1(b),
		or 13d-2(b) or (c), Check Whether the Person Filing is a:
This Item 3 is not applicable.

Item 4(a). Amount Beneficially Owned:

As of the date hereof, ACM may be deemed the beneficial owner of 0 Shares, which amount includes (i) the 0
Shares beneficially owned by ASPIF II, (ii) the 0 Shares beneficially owned by ASOF, (iii) the 0 Shares beneficially owned by Alameda and
(iv) the 0 Shares beneficially owned by Alamosa. Each of Corbin GP and CCP may be deemed the beneficial owner of 0 Shares, which amount includes the 0 Shares beneficially owned by CEOF.

Item 4(b). Percent of Class:

As of the date hereof, ACM may be deemed the beneficial owner of approximately 0% of Shares outstanding, which amount includes (i) 0% of Shares outstanding beneficially owned by ASPIF II, (ii) 0% of Shares outstanding beneficially owned by ASOF, (iii) 0% of Shares outstanding beneficially owned by Alameda and (iv) the 0% of Shares outstanding beneficially owned by Alamosa. Each of Corbin GP and CCP may be deemed the beneficial owner of approximately 0% of Shares outstanding, which amount includes 0% of Shares outstanding beneficially owned by CEOF.

Item 4(c). Number of shares as to which such person has:

ASPIF II:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

ASOF:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

Alameda:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

Alamosa:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

ACM:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

CEOF:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

Corbin GP:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

CCP:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 0

Item 5.	 Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.  	Ownership of More than Five Percent on Behalf of
                Another Person

This Item 6 is not applicable.

Item 7.	 Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on by the Parent
         Holding Company

This Item 7 is not applicable.

Item 8.	 Identification and Classification of Members of the Group
This Item 8 is not applicable.

Item 9.	 Notice of Dissolution of Group
As of December 31, 2023, ASPIF II, ASOF, Alameda, Alamosa, ACM,
CEOF, Corbin GP and CCP had ceased to beneficially own any Shares and, as of that date, had ceased to be a member of a group with the other Reporting Persons with respect to the Issuer's Shares.

Item 10.   Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under 240.14a-11.



       SIGNATURE
       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2024


Atalaya Special Purpose Investment Fund II LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


ACM ASOF VII (Cayman) Holdco LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


ACM Alameda Special Purpose Investment Fund II LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


ACM Alamosa (Cayman) Holdco LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


Atalaya Capital Management LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


Corbin ERISA Opportunity Fund, Ltd.

By: Corbin Capital Partners, L.P., its Investment Manager
By:/s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel


Corbin Capital Partners GP, LLC

By:/s/ Daniel Friedman
Name: Daniel Friedman
Title: Authorized Signatory


Corbin Capital Partners, L.P.

By:/s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel